EXHIBIT 10.1

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                                LICENSE AGREEMENT


                                 by and between


                         MOBILE REACH TECHNOLOGIES, INC.

                                       and


                              SPECTRUM MOBILE, INC.











                                   Dated as of


                                 March 10, 2006



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                                LICENSE AGREEMENT

          LICENSE AGREEMENT ("Agreement"), dated as of the 10th day of March, 2006 ("Effective Date"), by and between Mobile Reach Technologies, Inc., a North Carolina corporation (the "Licensor"), and Spectrum Mobile, Inc. a North Carolina corporation (the "Licensee"). Capitalized terms used in this Agreement without definition have the meanings given to them in Exhibit A, unless the context otherwise requires.

                                   BACKGROUND

          WHEREAS, the Licensor, a wholly-owned subsidiary of Mobile Reach International, Inc. ("MRI"), wishes to license to the Licensee and the Licensee wishes to license from the Licensor certain assets described in this Agreement and as part of that license the Licensee is willing to assume certain responsibilities of the Licensor related to the Business.

          WHEREAS, the Licensor and the Licensee mutually agree that beginning on the Effective Date, Licensor is willing to grant to Licensee an irrevocable, license to the assets described in this Agreement.

                                    AGREEMENT

          In consideration of the foregoing and the mutual covenants in this Agreement, the Licensor and the Licensee, intending to be legally bound, agree as follows:

1.1 License Payment. On the terms of, and subject to the conditions in, this Agreement and for a "License Payment" made up of the sum of the following:

          (i) during the 1st month through the 24th month following the Effective Date, five percent (5%) of license fees collected by Licensee for licensing of Mobility Software Product,

          (ii) during the 25th month through the 36th month following the Effective Date, four percent (4%) of license fees collected by Licensee for licensing of Mobility Software Product,

          (iii) during the 37th month through the 48th month following the Effective Date, two percent (2%) of license fees collected by Licensee for licensing of Mobility Software Product,

          (iv) if during the 1st month through the 3rd month following the Effective Date, a single order from a customer is has a license fee greater than $100,000, then in addition to the amount from (i) above, an additional twenty percent (20%) of license fees collected by Licensee from such order for licensing of Mobility Software Product,

          (v) if during the 4th month through the 6th month following the Effective Date, a single order from a customer is has a license fee greater than $100,000, then in addition to the amount from (i) above, an additional ten percent (10%) of license fees collected by Licensee from such order for licensing of Mobility Software Product, Notwithstanding the foregoing, in no

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event shall the cumulative total License Payments made to Licensor per this
Paragraph 1.1 plus total payments made to Licensor per Paragraph 1.2(i) exceed two hundred and fifty thousand dollars ($250,000).

1.2 Proceeds upon a Sale.

          (i) Subject to the provisions of Section 1.1 above, in the event of a Transaction (as defined below), Licensee shall pay to Licensor within 10 days of a closing of any Transaction a percentage of the Transaction Value of such Transaction (such percentage of such net proceeds, the "Proceeds of Transaction"), as determined by the following schedule: (i) 20% if the Transaction occurs on or after the date hereof but before the first anniversary thereof; (ii) 10% if the Transaction occurs on or after the first anniversary of the date hereof but before the second anniversary thereof.

          (ii) For the purposes of this Agreement, Transaction means the acquisition, sale or other extraordinary corporate transaction involving the businesses, assets or securities of the Licensee and/or a third party, whether by way of a merger, consolidation or other business combination, negotiated purchase, tender or exchange offer, option, leveraged buyout, minority investment or partnership, joint or collaborative venture, divestiture, recapitalization or restructuring. Not withstanding the foregoing, the sale of securities for investment purposes by the Licensee shall not constitute a Transaction.

          (iii) For the purposes of this Agreement, Transaction Value means (i) in the case of the sale, exchange or purchase of equity securities, the total consideration paid or received or to be paid or received for such securities (including amounts payable to holders of options, warrants and convertible securities, and amounts in escrow), plus the principal amount of all indebtedness for borrowed money (other than trade payables and other current accruals) as set forth on the most recent consolidated balance sheet of the acquired company prior to the consummation of such sale, exchange or purchase (less the amount of cash and cash equivalents and short-term investments set for on such balance sheet), plus, only when received, payments made in installments and contingent payments; and (ii) in the case of a sale or disposition of assets, the total consideration paid or received or to be paid or received for such assets (including amounts in escrow and installment payments but only when such payments are received), plus the net value of any current assets which relate to the assets sold or acquired but which are not transferred in the Transaction (including, without limitation, accounts receivables and proceeds therefrom, inventory, cash and cash equivalents) and the principal amount of all indebtedness for borrowed money (other than trade payables and other current accruals) assumed by a purchaser, plus contingent payments but only when those payments are received. In the case of recapitalization, all equity securities retained by security holders of the acquired company upon consummation of the Transaction will be deemed acquired in the Transaction.

          (iv) Licensee may not consummate any Transaction prior to Licensor obtaining the requisite vote of Licensor's shareholders if such a vote is required under applicable law.

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1.3 Licensed Assets. "Licensed Assets" means all of the business, properties, assets, and rights of Licensor of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Licensor on the Effective Date and used, held for use or intended to be used primarily (except as provided below) in the operation or conduct of the Business, including:

          (i) Intellectual Property Assets. Licensee is hereby granted an irrevocable perpetual and, except as set forth in subsection (iii) below, exclusive, license, including the right to sublicense, the technology, software source code, software object code, flow charts, specifications, documentation for "Mobility Software Products" which are defined as:

               1) Splitware Server - nonexclusive irrevocable perpetual license
               2) Splitware Server Plug-In Modules - nonexclusive irrevocable perpetual license
               3) Splitware Client for BlackBerry - nonexclusive irrevocable perpetual license
               4) Splitware Client for Windows and PocketPC - exclusive irrevocable perpetual license
               5)   SplitForms Wizard - exclusive irrevocable perpetual license
               6) HelpReach, Asset Reach, ChangeReach & Service Pulse - exclusive irrevocable perpetual license,

including but not limited to all copyrights, patents, trade secrets, know how and other intellectual property associated therewith.

          (ii) Employees and Consultants. Licensee shall have the right, but not the obligation, to hire/engage any and all of the following employees and consultants without the encumbrances of non-compete and confidentiality agreements:

               1)   Mark Lloyd
               2)   Kathy Gillespie
               3)   Mike McKee
               4)   Nasrin Gaffaney
               5)   Tim Vuncanon
               6)   Denise Larson
               7)   Justin Boeckler
               8)   Brian Balbirnie
               9)   Charles Joyce

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          (iii) Customers and Prospects. Licensee is hereby granted the license and right to make, to use and to sell licenses to Mobility Software Products and related products/services to all current customers and all known current and prospective customers, as well as to all unknown prospective customers for the Mobility Software Products. Licensee acknowledges that Licensor has entered a separate agreement with a separate entity and that agreement grants rights sell a subset of the Mobility Software Products to customers and prospects.

          (iv) Assigned Agreements. Licensee is hereby assigned and Licensee hereby assumes (subject to all licenses hereunder remaining in full force and effect) all obligations under the following agreements ("Assigned Agreements") signed by Licensor with the following companies:

               1)   All customer license contracts
               2)   All customer support contracts
               3)   All customer professional services contracts
               4)   BMC/Remedy
               5)   RIM/Blackberry
               6)   Column Technologies
               7)   IT Prophets
               8)   EMS
               9)   RIGID
               10)  Fusion
               11)  IT Apps
               12)  SMI
               13)  Xerion
               14)  Delos
               15)  Barcodata
               16)  Shamrock IP Holdings

          (v) Physical Property Assets, Licensee is hereby granted an exclusive irrevocable perpetual license to use of the following physical property assets:

               1) Computer servers for sales, marketing, development, services, operations
               2) Computer workstations/laptops for sales, marketing, development, services, operations
               3)   Development & testing tools including but not limited to
                    MSDN subscription and BMC/Remedy Technology Alliance
               4)   Communications equipment including but not limited to desk phones, data routers/switches, and cell phones
               5) Test equipment including but not limited to PDA devices and test servers
               6) Desks, Chairs, Storage for the Business (but expressly not those items associated with the storage of historical records for Mobile Reach International, Inc. and subsidiaries).

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          (vi) Brand Assets. Licensee is hereby granted an exclusive irrevocable perpetual license for use of the following brand assets, trade names, trademarks, service marks and goodwill associated therewith:

               1)   Mobile Reach
               2)   Mobile Reach Technologies
               3)   Mobile Reach Suite
               4)   Harmony
               5)   Harmony Suite
               6)   Splitware
               7)   SplitForms
               8)   HelpReach
               9)   AssetReach
               10)  ChangeReach
               11)  ServicePulse
               12)  EventReach
               13)  MRT Logo(s)
               14)  Website content
               15)  Marketing materials
               16)  White Papers
               17)  Phone Numbers
               18)  Mailing Address

          (vii) Accounts Receivable and Proceeds Therefrom. Beginning on the Effective Date, all accounts receivable and proceeds therefrom and all unbilled work in process of Licensor, including but not limited to all currently outstanding/uncollected invoices, and all invoices newly generated or unbilled invoices on new or existing customer contracts, shall be the property of the Licensee. With respect to each of the Agreements listed in Section 1.3 (iv) above, as well as with respect to all Support Agreements, Licensee and its executive officers individually shall have the authority to act as agent and attorney in fact of Licensor to render invoices in the name of Mobile Reach Technologies, Inc. and to endorse or assign to the account of Licensee, any checks or payments received in the name of Mobile Reach Technologies, Inc. with respect to such Agreements.

          (viii) Domain Name. Licensee is hereby granted the exclusive right to use the domain name and to control the content on the web site located at the domain name WWW.MOBILEREACH.COM.

1.4  Assumed Responsibilities.

     The term "Assumed Responsibilities" means all the following responsibilities, obligations and commitments of Licensor. On the Effective Date, the Licensee shall assume full responsibility for any and all Assigned Agreements and Support Agreements currently in effect. Licensee shall receive no monies previously collected from customers for the assumed Support Agreements.

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1.5  License.

          (i) Grant of License. Subject to the terms and conditions contained in this Agreement and from the Effective Date, Licensor hereby grants to Licensee an irrevocable perpetual license (except as described in Section 6.0(a)(iii) below) (the "License") to the Licensed Assets as listed in Section 1.3 including the exclusivity provisions as follows:

              1) To use, reproduce, modify, enhance, add-to, integrate, and/or bundle Mobile Software Products with Licensee products;

              2) To sublicense and distribute Mobile Software Products to Customers worldwide through Licensee's distribution channels subject to licensing terms which are substantially similar to those Licensee uses for its own products;

              3) For use by Licensee, its Distribution Channels, consultants, and contractors: (i) internally, including without limitation, development and quality assurance tests; (ii) for demonstrations and benchmarks for potential sales; (iii) to provide support to customers; and (iv) for consulting and design development services.

              4) To temporarily sublicense Mobile Software Products to prospective customers for evaluation or development purposes under Licensee's standard processes;

              5) To sublicense Mobile Software Products to Licensee's third party marketing or development partners for purposes including without limitation, integration, interoperability, development of interfaces, and joint marketing efforts, subject to licensing terms which are substantially similar to those Licensee uses for its own products.

              6) To create "Derivative Works" which are the Mobile Software Products as modified, enhanced, added to, or otherwise altered after the Effective Date of this Agreement, including documentation.

1.6  Termination of Agreement.

     (i) Licensor shall have the right to terminate this Agreement, upon occurrence of any of the events set forth below ("Events of Default"): (i) any material breach by the Licensee of this Agreement which remains uncured thirty
(30) days after having received written notice of such default; (ii) the Licensee files any petition or action for relief under any bankruptcy or insolvency law or an involuntary petition for bankruptcy is filed against the Licensee, which petition is not dismissed with ninety (90) days after the filing thereof; or (iii) the dissolution or cessation of operations by the Licensee.

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     (ii) Effect of License Termination. In the event of a termination pursuant to Section 1.6 (i) above, the Licensor's right to grant new sublicenses for the Licensed Assets shall immediately expire and cease, provided that all of the Assigned Agreements and any license entered into during the course of this Agreement shall continue to be honored by Licensor and Licensee and shall remain in full force and effect.

2.0 Representations and Warranties of the Licensor. The Licensor represents and warrants to the Licensee as follows:

     a. Organization, Good Standing and Power. The Licensor is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full corporate authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.

     b. Enforceability. This Agreement has been duly authorized, executed and delivered by the Licensor and constitutes the legal, valid, and binding obligation of the Licensor, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

     c. Title To Licensed Assets. The Licensor has good and valid title to all the Licensed Assets, in each case free and clear of all Liens except (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment, leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (ii) other imperfections of title or encumbrances, if any, that could not reasonably be expected to have a material adverse effect on the current use of the asset to which they relate (the Liens described in clauses (i) and (ii) above are referred to collectively as "Permitted Liens"). The Licensee will acquire the Licensed Assets free and clear of all Liens other than Permitted Liens.

     d. Taxes. None of the Licensed Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the Licensed Assets is a lease made pursuant to Section 168(f) of the Code. The Licensor is not a "foreign person" within the meaning of Section 168(f) of the Code.

     e. Assigned Contracts. All Assigned Contracts are valid, binding and in full force and effect and are enforceable by Licensor in accordance with their respective terms, except for the Enforceability Exceptions. The Licensor has performed all obligations required to be performed by it to date under each of the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. To the knowledge of the Licensor, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect under such Assigned Contract. The Licensor has not within the last six months, received any written notice of the intention of any party to terminate any Assigned Contract. Complete and correct copies of all Assigned Contracts, together with all modifications and amendments thereto, have been made available to the Licensee.

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     f. Intellectual Property. (a) There is no Assigned Intellectual Property
that is registered or subject to an application for registration. (i) Licensor is the sole and exclusive owner of or has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of or sublicense, without payment to any other person, all of the Assigned Intellectual Property, except where the failure to have such rights would not reasonably be expected to have a material adverse effect on the current use of such Assigned Intellectual Property, and (ii) the Licensor has the right to grant the Licensee a license in and to the Intellectual Property.

              (b) Licensor has not granted any written license of any kind relating to any Assigned Intellectual Property or the marketing or distribution thereof. Licensor is not bound by or a party to any license for the use of such Assigned Intellectual Property in the conduct of Licensor's business, and except for "shrink-wrap" license agreements relating to computer software licensed in the ordinary course of Licensor's business. The Licensor's current use of the Assigned Intellectual Property does not materially violate, conflict with or infringe the Assigned Intellectual Property of any other person. No claims are pending or, to the knowledge of the Licensor, Threatened, against the Licensor or any of its affiliates by any Person with respect to the irrevocable perpetual license, validity, enforceability, or use in the Licensor's business of any Assigned Intellectual Property.

     g. Personal Property. The tangible Licensed Assets are in good working order (ordinary wear and tear excepted), are free from any material defect and have been maintained in all material respects in accordance with the past practice of Licensor's business and generally accepted industry practice, and no material repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred.

     h. Compliance with Applicable Laws. The Licensor's business is in compliance with all Applicable Laws, including those relating to occupational health and safety, except where such failure to comply would not have a material adverse effect on the Licensee after the Effective Date. The Licensor has not received any written notice that any investigation or review by any Governmental Entity with respect to any Acquired Asset or Licensor's business is pending or that any such investigation or review is contemplated the outcome of which would have a material adverse effect on the Licensee after the Effective Date.

     i. Licensed Assets. The Licensed Assets comprise all the assets that are owned, leased or licensed by Licensor and are used, held for use or intended to be used primarily in the conduct of the Business, other than the Excluded Assets and except as otherwise provided in Section 1.2.

     j. Disclaimer. Except as set forth in this Article 2, the Licensor makes no warranty or merchantability, suitability or fitness for a particular purpose, or quality, with respect to any of the tangible assets being so transferred, or as to the condition or workmanship thereof or the absence of any defect therein, whether latent or patent.

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3.0 The Licensee's Representations and Warranties. The Licensee represents and warrants to the Licensor as follows:

      a. Organization and Good Standing. The Licensee is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.

        b. Enforceability. This Agreement has been duly authorized, executed and delivered by the Licensee and constitutes the legal, valid, and binding obligation of the Licensee, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. The Licensee has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement.

    c. Title to Licensee Derivative Works. Licensor agrees that Licensee has and will retain all rights of ownership in any modifications, enhancements, add-ons, etc. made by or for Licensee, including Licensee Derivative Works, and including but not limited to, associated Intellectual Property rights and Licensor shall not obtain, assert, or claim any right or license except as otherwise agreed in writing between the parties.

d. No Conflicts; Consent. Neither the execution and delivery of this Agreement by the Licensee nor the consummation or performance of any of the Transactions by the Licensee will (with or without notice or lapse of time) (i) Conflict with its certificate of incorporation or bylaws; (ii) Conflict with or give any Governmental Entity or other Person the right to prevent, delay or otherwise interfere with any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Licensee is subject; or (iii) Conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which the Licensee is bound. The Licensee is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution or delivery of, or the performance of its obligations under, this Agreement or the consummation of the Transactions.

4.0 Covenants.

     a. Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation of, and performance of its obligations under, this Agreement and the consummation of the Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of that party arising from a Breach by the other party.

     b. No Negotiation. Until this Agreement is terminated under Article 6, the Licensor will not, and will cause its Representatives not to, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to (other than stating that the Licensor is prohibited from entering into negotiations by virtue of an agreement with another Person), or consider the merits of any inquiries or proposals from, any Person (other than the Licensee) relating to any transaction involving the sale of any Licensed Assets (other than sales of non-material assets in the Ordinary Course).

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     c. Books and Records. After the Effective Date, each of the Licensor and the Licensee will provide reasonable access to each others' Books and Records for purposes related to this Agreement and the Transactions and the preparation of tax returns and other filings with Governmental Entities.

     d. Consents. The Licensor shall use commercially reasonable efforts to obtain all Consents under any of the Assigned Contracts or other agreements as may be required in connection with the Transactions so as to preserve, for the benefit of the Licensee, all rights of and benefits of the Licensor under the Assigned Contract. The Licensee shall provide the Licensor with such assistance and information as is reasonably required to obtain such Consents.

     e. Notification of Certain Matters. The Licensor shall give prompt notice to the Licensee, and the Licensee shall give prompt notice to the Licensor, of
(a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Licensor or the Licensee, as the case may be, in this Agreement to be untrue or inaccurate at or prior to the Effective Date and (b) any failure of the Licensor or the Licensee, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; but the delivery of any notice pursuant to this Section 4.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     f. Additional Documents and Further Assurances; Cooperation. Each of the Licensee and the Licensor shall, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all Consents of any Governmental Entity or Person required in connection with the Transactions; but the Licensee shall not be obligated to consent to any divestitures or operational limitations or activities and no party shall be obligated to make a payment of money as a condition to obtaining any such Consent) as may be necessary for the consummation of the Transactions.

     g. Noncompete. From the time of Effective Date through the second anniversary of the Effective Date, Licensor and its Affiliates shall refrain from, without the express written consent of Buyer, directly or indirectly, anywhere in the World, engaging in the business relating to the Licensed Assets, or owning, managing, operating, financing, controlling, investing, or participating in the irrevocable perpetual license, management, operation, finance or control of, or acting as a sales or marketing representative or consultant with respect to matters relating to or lending its name or any similar name to any Person whose business, activities, products or services are directly competitive with any of the business activities conducted or offered by in connection with the Genomics Business. Notwithstanding anything herein to the contrary, Licensor and its Affiliates may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise.

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     h. Transition Period. During the three (3) month period following the
Effective Date, the Licensor shall continue to have the right to use (i) the company name Mobile Reach International, Inc., (ii) its current email addresses, telephone and facsimile numbers, and mailing address.

5.0 Conditions.

     a. The Licensee's Conditions. The Licensee's obligation to consummate the Transactions at the Effective Date is subject to the satisfaction, of each of the following conditions (any of which may be waived by the Licensee, in its sole discretion, in whole or in part):

          (i) The Licensor's representations and warranties in this Agreement must be accurate in all material respects as of the Effective Date as if made on the Effective Date.

          (ii) The covenants and obligations that Licensor is required to perform or to comply with pursuant to this Agreement at or prior to the Effective Date must have been performed and complied with in all material respects.

          (iii) There must not be in effect any Law or Order that (a) prohibits the consummation of the Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

          (iv) The Licensee must have received a certificate from Licensor, in form reasonably satisfactory to the Licensee, certifying as to the completion of all necessary corporate proceedings and the incumbency of the persons executing this Agreement on behalf of Licensor.

          (v) After the Effective Date, Licensor will not offer competing Mobility Software Products.

          (vi) With monies received from Licensee, Licensor will pay off debts and liabilities associated with Mobile Reach Technologies, Inc., including but not limited to amount owed for taxes to governmental agencies, amounts owed to employees for salaries/wages/bonuses/commissions, amounts owed to employee benefits, and amounts owed to vendors.

          (vii) After the Effective Date, Licensee will not be prevented from entering other markets with technology and software.

     b. The Licensor's Conditions. The Licensor's obligation to consummate the Transactions at the Effective Date is subject to the satisfaction, at or prior to the Effective Date, of each of the following conditions (any of which can be waived by Licensor, in its sole discretion, in whole or in part):

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          (i) The Licensee's representations and warranties in this Agreement, must have been accurate in all material respects as of the Effective Date as if made on the Effective Date.

          (ii) The covenants and obligations that the Licensee is required to perform or to comply with pursuant to this Agreement at or prior to the Effective Date, must have been performed and complied with in all material respects.

          (iii) There must not be in effect any Law or Order that (a) prohibits the consummation of the Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

          (iv) The Licensor must have received a certificate from the Licensee, in form reasonably satisfactory to Licensor, certifying as to the completion of all necessary corporate proceedings and the incumbency of the person executing this Agreement on behalf of the Licensee.

6.0 Termination.

     a. Termination Events. This Agreement can be terminated:

          (i) by mutual consent of the Licensee and Licensor;

          (ii) by either party, if the other has committed a material Breach, and the Breach has not been waived and the terminating party was not in material Breach prior to the Breach that is forming the basis for the proposed termination; but the party that has committed a material Breach will have thirty
(30) Business Days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 6.0 to cure such Breach before the other party may so terminate this Agreement; or

          (iii) by the Licensor if the approval of Licensor's shareholders is required under applicable law to effect this Agreement and the requisite approval is not obtained after reasonable and diligent efforts on the part of the Licensor to obtain such approval. If termination is to occur per this provision 6.0(a)(iii), then Licensor shall give Licensee ninety (90) days notice before such termination is to be effective.

6.1 Effect of Termination. If this Agreement is terminated pursuant to Section 6.0, all further obligations of the Parties under this Agreement will terminate; but if this Agreement is terminated by a party because of one or more willful material Breaches by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful material failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated pursuant to Section 6.0, all Derivative Works shall remain the sole property of Licensee. Notwithstanding the foregoing, in the event of termination, all Assigned Agreements and any license agreement with third parties entered into by Licensee during the term of this Agreement shall continue to be honored by Licensor and Licensee.

7.0 Indemnification; Remedies.

     a. Indemnification by the Licensor. The Licensor shall indemnify the Licensee against, and hold it harmless from, any Losses arising from, relating to or otherwise in respect of a Breach by Licensor of its representations and warranties under Article 2. Indemnification under this Article 7 shall be the Licensee's sole and exclusive remedy for any Losses arising from, relating to or otherwise in respect of this Agreement or the Transactions.

     b. Time Limitations on the Licensor's Obligations. The Licensor's obligations to indemnify and hold harmless the Licensee shall terminate upon the first anniversary of the Effective Date.

     c. Indemnification by the Licensee. The Licensee shall indemnify the Licensor against, and hold it harmless from, any Losses arising from, relating to or otherwise in respect of (x) the use of the Licensed Assets after the Effective Date or (y) any Assumed Responsibility.

     d. Time Limitations on the Licensee's Obligations. The Licensee's obligations to indemnify and hold harmless the Licensor shall terminate upon the first anniversary of the Effective Date.

     e. Procedures.

          (i) In order for the Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim, the Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (a "Claim Notice"), which must be accompanied by a copy of the written notice of the Third Party Claimant asserting the Third Party Claim; but the failure to give such notification promptly (so long as a valid Claim Notice is given before the expiration of the applicable period) shall not affect the Indemnified Party's right to indemnification except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

          (ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if its so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof, except as provided below. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnified Party. Additionally, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel incurred by the Indemnified Party as was reasonably necessary to respond timely to legal process for any period after the Claim Notice is given during which the Indemnifying Party has not assumed the defense thereof, if and to the extent that the Indemnifying Party is responsible to indemnify for such Third Party Claim. If the Indemnifying Party does not assume the defense of a Third Party Claim within twenty days after the giving by the

Indemnified Party to the Indemnifying Party of a valid Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall be liable to the Indemnified Party for the reasonable fees and expenses of counsel employed by the Indemnified Party if and to the extent that the Indemnified Party is responsible to indemnify for such Third Party Claim. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available, at no cost, on a mutually convenient basis to provide additional information, an explanation of any material provided and to act as a witness or respond to legal process. Whether or not the Indemnified Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim.

     f. Dollar Limitation on the Licensor's Indemnification Obligations. The Licensee shall not be entitled to recover any amount for indemnification claims unless and until the amount which the Licensee and its affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $50,000 (the "Deductible"), in which event the entire amount which the Licensee is entitled to recover in respect of such claims less the Deductible shall be payable; and the maximum amount recoverable by the Licensee and its Affiliates for indemnification claims shall in the aggregate be equal to $200,000.

     g. No Consequential Damages. All amounts payable by Licensor in indemnification of the Licensee shall be considered an adjustment to the Purchase Price. IN NO EVENT SHALL THE LICENSOR BE LIABLE FOR LOSS OF PROFITS OR CONSEQUENTIAL DAMAGES BY REASON OF A BREACH OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS IN THIS AGREEMENT.

     h. Subrogation. Upon making any payment to Indemnified Party for an indemnification claim pursuant to this Article 7, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

8.0 General Provisions.

     a. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Effective Date without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities; provided, further, that in no event shall any such press release or public announcement disclose any of the terms or conditions of this Agreement unless, in the opinion of counsel, such disclosure is advisable in order to satisfy any law, regulation or any listing or trading agreement concerning its publicly-traded securities

     b. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


if to Licensor, to:

Mobile Reach International, Inc.
2054 Kildaire Farm Road, #353
Cary, North Carolina 27511
Attn: Alan Christopher Johnson, CEO
Fax: (919) 882-9056

with a copy (which shall not constitute notice) to:

Jeffrey M. Quick, Esq.
Quick Law Group P.C.
1035 Pearl Street, Suite 414
Boulder, Colorado 80302
Fax: (303) 845-7315

and, if to the Licensee, to:

Spectrum Mobile, Inc.

----------------------------
Cary, North Carolina 27511
Attention:

     c. Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

     d. Entire Agreement; No Third Party Beneficiary. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to in this Agreement): (a) constitute the entire agreement and supersede all prior and contemporaneous agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any Person, other than the Licensee and the Licensor, any rights or remedies.

     e. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     f. Choice of Law. All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of North Carolina. The parties hereto hereby submit to the jurisdiction of the state and federal courts located in the State of North Carolina and agree that North Carolina shall be the exclusive jurisdiction and venue for any disputes arising from this Agreement and the related transactions.

     g. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any North Carolina state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     h. Waivers. At any time, each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8.1 Construction and Interpretation.

     a. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

     b. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     c. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, annex and schedule references are to the articles, sections, paragraphs, annex and schedules of this Agreement unless otherwise specified.

     d. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     e. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

     f. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued under or pursuant to such legislation.

     g. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     h. No prior draft of this Agreement, prior agreements negotiations, arrangements or understandings nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.

8.2 No Assignment. Neither this Agreement not any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties to this Agreement (whether by operation of law or otherwise) without the prior written content of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.



                            [Signatures on Next Page]

          The Licensor and the Licensee have each caused this Agreement to be executed on their behalf as of the date first written above.



                                            MOBILE REACH TECHNOLOGIES, INC.


                                            By:  /s/
                                               --------------------------------
                                            Name:     A. Christopher Johnson
                                            Title:    Chief Executive Officer
                                                      On behalf of both Mobile
                                                      Reach International, Inc.
                                                      parent Company and for
                                                      fully owned subsidiary
                                                      Mobile Reach Technologies,
                                                      Inc.



                                            SPECTRUM MOBILE, INC.


                                            By:
                                               --------------------------------

                                            Name:
                                                 ------------------------------

                                            Title:
                                                  -----------------------------

                             EXHIBIT A - DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings given or referred to in this Exhibit A:

     "Breach" means (a) any inaccuracy in or breach of, or any failure to perform or comply with, a representation, warranty, covenant, obligation, or other provision of this Agreement, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with the representation, warranty, covenant, obligation, or other provision.

     "Business Day" means any day other than a Saturday, a Sunday or a day when commercial banks in the City of Los Angeles, California are authorized by law, rule or regulation to be closed.

     "Conflict" means any contravention, conflict, violation or breach.

     "Consent" means any approval, consent, filing, ratification, waiver, or other authorization.

     "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written, oral or otherwise and whether express or implied) that is legally binding.

     "Copyrights" means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

     "Derivative Works" means Mobile Software Products as modified, enhanced, added to or otherwise altered after the Effective Date of the Agreement, including documentation. If such Derivative Work is made by or for Licensee, it will be referred to as "Licensee Derivative Work".

     "Enforceability Exceptions" means bankruptcy, insolvency, reorganization, moratorium or other similar laws now or later in effect relating to creditors' rights generally and by general principles of equity and commercial reasonableness, regardless of whether the proceeding is in equity or at law.

     "Governmental Entity" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Indemnified Party" means a Person entitled to indemnification under
Section 7.1 or 7.3.

     "Indemnifying Party" means a Person obligated to provide indemnification under Section 7.1 or 7.3.

     "Intellectual Property" means all of the following: Trademarks, Patents, Copyrights and Trade Secrets.

     "Law" means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, rule, statute, treaty, or administrative order.

     "Liens" means all mortgages, liens, security interests, charges, easements, leases, subleases, rights of way, options, claims or encumbrances of any kind.

     "Losses" means any loss, liability, claim, damage or expense (including reasonable legal fees and expenses).

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

     "Ordinary Course" means an action taken in connection with Licensor's business that is (i) consistent with actions taken in the past by Licensor and in the ordinary course of the normal day-to-day operations of Licensor's business, and (ii) complies with applicable Law.

     "Party" means either the Licensee or the Licensor, as the case may be.

     "Patents" means all inventions, discoveries, processes, designs, developments, technology and related improvements and know how, as well as all issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or any Governmental Entity.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

     "Reasonable Efforts" means the efforts a prudent business Person who wanted to achieve a result would use in similar circumstances to see that the result was achieved as quickly as possible; but an obligation to use Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the expected economic benefits to that Person of this Agreement and the Transactions.

     "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of the Person, including legal counsel, accountants, and financial advisors.

     "Tax" means (i) any income, gross receipts, ad valorem, premium, excises, value-added, sales, use, transfer, franchise, license, severance, stamps, occupation, service, lease, withholding, employment, payroll, property or windfall profits tax, alternative or add-on minimum tax, or other tax fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax, with respect to the Licensor and (ii) any liability of the Licensor for the payment of any amount of the type described in clause
(i) as a result of the Licensor being a member of an affiliated or combined group with, or a successor to, or transferee of, any other corporation.

     "Threatened" means, with respect to a claim, Proceeding, dispute, action, or other matter, that any written demand or statement has been made, any written notice has been given, or that another event has occurred that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter has a substantial possibility of being asserted, commenced, taken, or otherwise pursued in the future.

     "Trademarks" means U.S., state and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, Internet domain names and all registrations and applications to register the same.

     "Trade Secrets" means all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information and all other proprietary information.

     "Transactions" means all of the transactions contemplated by this Agreement, including (a) the purchase and sale of the Licensed Assets and the assumption of the Assumed Responsibilities; and (b) the performance by the Licensee and the Licensor of their respective covenants and obligations under this Agreement.